Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SBTech (Global) Limited

Isle of Man

We hereby consent to the use in the Registration Statement on Form S-1 of our report dated March 12, 2020, except for note 19 which is dated March 26, 2020, relating to the consolidated financial statements of SBTech (Global) Limited, which is contained in the Registration Statement. Our report contains an explanatory paragraph regarding the impact of the novel coronavirus.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Ziv Haft
Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm

Tel Aviv, Israel

October 5, 2020